UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 1, 2007
LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-12933	94-2634797
(Commission File Number)	(IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On March 1, 2007, Lam Research Corporation (the “Company”) named Nicolas J. Bright to the position of Executive Vice President of Products to focus on new business and markets. Mr. Bright was previously the Company’s Executive Vice President, Regional Business and Global Products. In connection with the transition, Richard A. Gottscho, the Company’s current Vice President and General Manager, Etch Products, has become Group Vice President and General Manager, Etch Products and undertaken additional product oversight responsibilities. In addition, Thomas J. Bondur, the Company’s current Vice President of Business Development, has become Vice President of Global Field Operations and undertaken responsibility for the Company’s Global Field Operations. Mr. Gottscho and Mr. Bondur are considered executive officers of the Company.
     In connection with Mr. Bright’s new role, and subject to approval by the Compensation Committee of the Company’s Board of Directors, Mr. Bright’s performance incentive awards will be modified pursuant to an agreement between Mr. Bright and the Company (the “Bright Agreement”). Provided that Mr. Bright meets certain vesting requirements set forth in the Bright Agreement, Mr. Bright will at minimum receive the target incentive amount previously established for his calendar year 2007 performance under the Company’s 2004 Executive Incentive Plan and the average of the target incentive amounts established for his 2007 calendar year performance under the Company’s Multi-Year Incentive Plans (“MYIP’s”) in addition to the amount previously accrued for his 2006 calendar year performance under the MYIP. Mr. Bright’s base salary will remain unchanged.
     This description of the Bright Agreement is qualified in its entirety by reference to the actual terms of the Bright Agreement, which will be filed by the Company as an exhibit to its Quarterly Report on Form 10-Q for the period ended March 25, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 7, 2007

LAM RESEARCH CORPORATION
By:	/s/Martin B. Anstice
Martin B. Anstice
Group Vice President, Chief Financial Officer and Chief Accounting Officer